Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

November 4, 2013

JGWPT Holdings Inc.

201 King of Prussia Road

Radnor, Pennsylvania 19087-5148

Re:	JGWPT Holdings Inc. Registration Statement on Form S-1 (File No. 333-191585)

Ladies and Gentlemen:

We have acted as special counsel to JGWPT Holdings Inc., a Delaware corporation (the “Company”), in connection with the initial public offering (the “IPO”) by the Company of 12,200,000 shares of the Company’s Class A common stock, par value $0.00001 per share (the “Common Stock”) (and up to an additional 1,830,000 shares subject to an over-allotment option) (the “Shares”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations under the Securities Act of 1933, as amended (the “Act”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (a) the Registration Statement on Form S-1 (File No. 333-191585) of the Company, as filed with the Securities and Exchange Commission (the “Commission”) under the Act on October 7, 2013; (b) Pre-Effective Amendment No. 1 thereto; (c) Pre-Effective Amendment No. 2 thereto (such Registration Statement, as so amended, being hereinafter referred to as the “Registration Statement”); (d) the form of underwriting agreement (the “Underwriting Agreement”) proposed to be entered into by and among Barclays Capital Inc. and Credit Suisse Securities (USA) LLC, as representatives of the several underwriters named therein (the “Underwriters”), J.G. Wentworth, LLC, JGWPT Holdings, LLC and the Company, filed as Exhibit 1.1 to the Registration Statement; (e) a specimen certificate evidencing the Common Stock in the form of Exhibit 4.1 to the Registration Statement; (f) the Certificate of Incorporation of the Company, as amended to date and currently in effect (the “Charter”); (g) the Bylaws of the Company, as amended to date and currently in effect (the “Bylaws”); (h) the form of Amended and Restated Certificate of Incorporation (the “New Charter”) of the Company, to be in effect in connection with the consummation of the IPO of Common Stock of the Company and filed as an exhibit to the Registration Statement; (i) the form of Amended and Restated Bylaws of the Company (the “New Bylaws”), to be in effect in connection with the consummation of the IPO and filed as an exhibit to the Registration Statement; and (j) certain resolutions of the Board of Directors of the Company relating to the issuance of the Shares and related matters. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth below.

JGWPT Holdings Inc.

November 4, 2013

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

Members of our firm are admitted to the bar in the State of New York, and we do not express any opinion with respect to the law of any jurisdiction other than Delaware corporate law (including, to the extent applicable, the Delaware constitution and judicial decisions) and we do not express any opinion as to the effect of any other laws on the opinions herein stated.

Based upon and subject to the foregoing, we are of the opinion that the Shares, upon the (i) due filing of the New Charter with the Secretary of State of the State of Delaware, (ii) adoption by the Board of Directors of the Company of the New Bylaws, (iii) due action by a duly appointed committee of the Board of Directors of the Company to determine the price per share of the Shares and (iv) the Shares have been registered by the transfer agent and registrar against payment therefor in the manner described in the Underwriting Agreement, will be duly authorized by all necessary corporate action of the Company and will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Skadden, Arps Slate, Meagher & Flom LLP